UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2026

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 Delta Boulevard, Atlanta, Georgia 30354-1989

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2191

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2026, Delta Air Lines, Inc. (“Delta,” “we,” “us” or “our”) entered into a credit agreement among Delta, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Credit Facility”). The Credit Facility refinances Delta’s existing credit agreement, dated as of November 6, 2023 (as amended from time to time, the “Existing Credit Facility”), and replaces the Existing Credit Facility in its entirety. The proceeds of the borrowings under the Credit Facility will be used in part to refinance the Existing Credit Facility and for general corporate purposes. The Credit Facility was undrawn at the time we entered into it.

The Credit Facility contains a $2.650 billion revolving facility comprised of a $1.325 billion three-year tranche, a $1.325 billion five-year tranche and a separate standby letter of credit facility, which remains uncommitted. Up to $250 million of each of the three-year and the five-year tranches can also be used for the issuance of letters of credit. The Credit Facility contains an accordion feature under which the aggregate commitments can be increased up to $3.65 billion upon our request and subject to certain conditions.

Borrowings under the three-year and five-year tranches bear interest at a variable rate equal to an adjusted term SOFR, or another index rate, in each case plus a specified margin. Undrawn letters of credit under the Credit Facility will accrue a fee at a rate per annum set forth in the Credit Facility.

The Credit Facility contains affirmative, negative and financial covenants. These covenants include, among other things, (i) restrictions on our ability to place liens on, or to sell or otherwise dispose of, a designated pool of assets, and (ii) the requirement for us to maintain the Minimum Fixed Charge Coverage Ratio and Minimum Asset Coverage Ratio set forth below.

Minimum Fixed Charge Coverage Ratio(1)	1.25:1
Minimum Asset Coverage Ratio(2)	1.25:1

(1)	Defined as the ratio of (a) earnings before interest, taxes, depreciation, amortization and aircraft rent and other adjustments to net income to (b) the sum of gross cash interest expense (including the interest portion of our finance lease obligations) and cash aircraft rental expense (other than finance lease obligations), for the four fiscal quarters then most recently ended.
(2)	Defined as the ratio of (a) the value of the designated pool of unencumbered assets of Delta and its subsidiaries to (b) the sum of the aggregate outstanding obligations under the Credit Facility (other than cash collateralized letter of credit obligations).

The Credit Facility contains events of default customary for similar financings, including a cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the Credit Facility may be accelerated and become due and payable immediately.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference, insofar as it relates to the creation of a direct financial obligation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By:	/s/ Erik S. Snell
Erik S. Snell
Executive Vice President & Chief Financial Officer

Date: June 12, 2026

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